[Letterhead of Hein & Associates LLP.]


September 14, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Multi-Link Telecommunications, Inc.
      File No. 0-26013

Dear Sirs:

We have read Item 4 of Multi-Link Telecommunications, Inc., Form 8-K, dated September 14, 2004, and are in agreement with the statements contained in the first paragraph therein as they relate to us.

Very truly yours,

/s/Hein & Associates LLP
Hein & Associates LLP